National General Announces Closing of Century-National Insurance Company Acquisition
NEW YORK, June 1, 2016 (GLOBE NEWSWIRE) - National General Holdings Corp. (NASDAQ:NGHC) today announced the closing of the previously disclosed acquisition of Century-National Insurance Company (CNIC), a California based property and casualty underwriter. The purchase price for the transaction was $318 million, subject to an adjustment based on the final closing balance sheet. The purchase price equates to a $50 million premium to tangible book value, and includes an upfront cash payment of approximately $142 million with the remaining balance deferred over two years.

Barry Karfunkel, National General CEO, stated: “This is a very exciting acquisition for National General that expands our standard and preferred product offering in both homeowners and personal auto in a key geographic area, enhancing our ability to bundle these products together and improve customer retention. I would like to commend Weldon and Kevin Wilson on the great company and team they have built at Century-National and thank them for their support in transition.  We look forward to carrying on their legacy.”

About Century-National Insurance Company (CNIC)
Based in Van Nuys, California, Century-National Insurance Company (CNIC) began operations in 1956, has approximately 250 employees, and has a financial strength rating of “A” (excellent) from A.M. Best. CNIC wrote approximately $200 million of direct written premium in 2015. The company is licensed in 41 states with a heavy concentration of business coming from four key states: California (more than two-thirds of premiums), Nevada, Arizona, and Illinois. CNIC predominantly underwrites homeowners, personal auto, and commercial auto liability, but also offers fire and allied lines, earthquake, and commercial multi-peril coverages. The company employs a multi-channel distribution strategy that includes approximately 800 independent agents and brokers, MGAs, lender-affiliated agencies, and direct response marketing.

About National General Holdings Corp.
National General Holdings Corp., headquartered in New York City, is a specialty personal lines insurance holding company. National General traces its roots to 1939, has a financial strength rating of A- (excellent) from A.M. Best, and provides personal and commercial automobile, homeowners, umbrella, recreational vehicle, motorcycle, supplemental health, and other niche insurance products.

Investor Contact
Dean Evans
Director of Investor Relations
Phone: 212-380-9462
Email: Dean.Evans@NGIC.com